August 28, 2008

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, NY 11788

Re:

Northern Lights Fund Trust - File Nos. 333-153188 and 811-21720

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 50 to the Northern Lights Fund Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 60 under the Securities Act of 1933 (Post-Effective Amendment No. 61 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP